Exhibit 14.1

CODE OF ETHICS AND BUSINESS CONDUCT

AVITA THERAPEUTICS, INC.

Adopted June ____, 2020

Commitment to Compliance

This Code of Ethics and Business Conduct (this “Code”) applies to all directors, officers and employees of Avita Therapeutics, Inc., and its subsidiaries and affiliates (“AVITA”, or the “Company”) (who unless otherwise specified, will be referred to jointly as “employees”). The purpose of this Code is to set forth AVITA’s commitment to high moral and ethical standards of business conduct. Each employee is expected to know and follow the principles set forth in this Code to help ensure the business of AVITA is conducted with integrity and in compliance with the law. Several provisions in this Code refer to more detailed policies that either (1) concern more complex Company policies or legal provisions or (2) apply to select groups of individuals within the Company. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor or our General Counsel.

This Code has been prepared so that employees will have available a clear statement of the Company’s general policies and principles concerning business conduct and ethics. However, no code or set of values can address every ethical choice faced in business, and no oversight group can ensure complete compliance. Therefore, employees are expected to use good common sense and judgment in your personal conduct. When you are uncertain about any situation, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you must ask for guidance and you must do so in a timely manner. This Code provides you with several options for seeking guidance, which are explained in the “Obtaining Help and Violations Reporting” section of this Code.

At commencement of employment, and annually thereafter, each employee shall sign the Personal Commitment, Acknowledgement and Disclosure Form (see Appendix A), to indicate they have received, read, understand and agree to comply with the Code.

Corporate Governance and Internal Controls

The Company believes that effective corporate governance begins with a strong Board of Directors and a management team committed to living up to high standards of ethical behavior. These principles set the tone and create the environment to help assure that management and all employees of the Company do the right things for the right reasons. In addition, the Company must maintain an effective system of internal controls. We have developed a system of internal controls and reporting mechanisms designed to protect the assets and operations of the Company and to provide management and the Board with accurate, honest and timely information. Employees are required to live up to the letter and spirit of our system of internal controls, and to cooperate fully with any audit or investigation.

Responsibility to the Company and its Stockholders

Protecting Company Assets

The Company’s assets are meant for Company, not personal, use. Company assets include your time at work and work product, as well as the Company’s equipment and vehicles, computers and software, company provided cell phones, company information, trademarks and names. You must protect the Company’s assets from loss, damage, misuse, theft and waste and ensure their efficient use. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should promptly report that concern as set forth in the “Obtaining Help and Reporting Illegal or Unethical Behavior” section of this Code. You must have permission from your supervisor before you use any Company asset outside of your job responsibilities.

Business and Financial Records

It is the policy of the Company to maintain books, records and accounts that, in reasonable detail, accurately and fairly reflect the authorized transactions of the Company. To that end, no undisclosed or unrecorded fund or asset shall be established for any purpose. No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in any such entry. The policy of accurate and fair recording also applies to an employee’s maintenance of time reports, expense accounts and other personal Company records. In addition, all sales reports, production records, sales orders and similar business records must be valid, accurate and complete.

Integrity in every aspect of the way the Company is managed is a key element in the Company’s corporate culture. No employee may compromise the integrity of the Company’s records, even if such action is based upon a sincere belief that such action might actually help the Company improve its financial performance. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. If you have a concern regarding the Company’s accounting, internal accounting controls or auditing matters, you should promptly report that concern as set forth in the “Obtaining Help and Reporting Illegal or Unethical Behavior” section of this Code.

The Company’s Records Management Policy establishes what records will be maintained and the length of time such records shall be maintained. You must not destroy or alter any documents or records (including informal data such as e-mail, expense reports and internal memos) in response to any investigation, suspected investigation or lawful request.

Full, Fair and Accurate Disclosure

Information derived from our records is provided to our stockholders and investors as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service. It is the Company’s policy that all public communications made by the Company, be full, fair, accurate, timely and understandable.

Confidential and Proprietary Information

The Company’s success is largely dependent upon the strict adherence by employees to the Company’s policy regarding confidential and proprietary information. Confidential or proprietary information includes all non-public information about the Company and its operations that might be of use to competitors or harmful to the Company. It may include, for example, the Company’s proprietary technical information, strategic business plans (including proposed acquisitions or divestitures), customers, suppliers, financial information, capitalization or contracts.

You must maintain the confidentiality of this information, except where disclosure is authorized or legally mandated. Proprietary information should be marked accordingly and kept secure. Employees must not, without proper authority, give or release to anyone not employed by the Company or to another employee who has no need for the information, data or information of a confidential or proprietary nature concerning the Company. When an appropriately authorized employee provides confidential or proprietary information to a third party, the employee must ensure that confidentiality terms are included in a confidentiality agreement between the Company and that third party. If you have questions about the confidentiality of information or the need for a confidentiality agreement, seek advice from our General Counsel.

Protecting the confidential and personal information of our employees and our customers is also of great importance. Anyone who handles such information should take great care in doing so. Additionally, you should never try to persuade others to violate the confidentiality of other companies. Your responsibility to preserve confidential information continues even after your employment with the Company ends. Any employee who suspects that the Company’s confidential or proprietary information is being disclosed must immediately report this suspicion. See the “Obtaining Help and Reporting Illegal or Unethical Behavior” section of this Code for further guidance.

Public Communications

The Company has specific policies regarding who can communicate information to the press and the financial analyst community. All inquiries or calls from the press should be referred to our Chief Financial Officer. If you receive any calls from financial analysts, the financial press or others in the financial community, you should refer the inquiries to our Chief Financial Officer. Unless you are expressly authorized otherwise by our Chief Financial Officer or Chief Executive Officer, these designees are the only individuals who may communicate with the press and the financial analyst community.

We must all be sensitive to the impact of comments made over the Internet through social media platforms and other public forums such as chat rooms and bulletin boards. Additionally, you should not make any public comments, including on the Internet, electronic bulletin boards, social networking sites, or otherwise, regarding the Company, including comments about our products, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question. Under no circumstances will comments of a critical or defamatory nature regarding the Company, its employees, customers or vendors be posted on the Internet or social media platforms or made in an otherwise public manner. This applies whether you are at work or away from the office. The Company owns all e-mail messages that are sent from or received through the Company’s systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

Insider Trading and Securities Dealing Policy

Buying or selling securities while possessing material nonpublic information or disclosing such information to others who may trade on the basis of that information is prohibited by federal, state and foreign laws. You must comply with the Company’s Insider Trading and Securities Dealing Policy, which has been separately provided to you. You may obtain another copy of, and ask questions regarding, the Insider Trading and Securities Dealing policy by contacting our General Counsel.

Conflicts of Interest

A conflict of interest occurs when a person’s private interests conflict, or appear to conflict, with the interests of the Company. Each employee must avoid any investment, interest or association that interferes with the independent exercise of judgment in the Company’s best interest.

A conflict situation can arise when a person takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or a member of an employee’s family receives improper personal benefits as a result of that employee’s position with the Company. Put more simply, when our loyalty to the Company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists.

Prompt and full disclosure is always the correct first step towards solving any potential conflict of interest problem. If a person perceives even the potential for a conflict of interest, the personal interests or other circumstances that might constitute such a conflict of interest are to be reported promptly to our Chief Financial Officer or General Counsel and that person must excuse himself or herself from participating in decisions or negotiations involving the possible conflict. Our Chief Financial Officer or General Counsel will arrange for resolution that respects the person’s private life and protects the Company’s own interests in an effective manner when an employee confronts a possible conflict of interest. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest involving a related-person transaction must be submitted to and pre-approved by the Audit Committee.

Gifts and Entertainment

The exchange of gifts and entertainment is a common practice in business and can help the Company build better relationships with customers, vendors and others. However, giving or accepting valuable gifts or entertainment might be construed as an improper attempt to influence the relationship. It is permissible to provide and receive gifts of nominal value and reasonable business entertainment (including traditional promotional events), in each case so long as what is provided or received is consistent with customary business practice, cannot be construed as a bribe or payoff and is not in violation of applicable law. Gifts and entertainment should support the legitimate business interests of the Company and should be appropriate under the circumstances. You should never encourage or solicit gifts, meals, hospitality or entertainment from anyone with whom the Company does business or from anyone who desires to do business with the Company. A gift or favor should not be accepted or given if it might create a sense of obligation, compromise your professional judgment, could influence or be perceived to influence business decisions or would embarrass the Company or the people involved if publicly disclosed. Misunderstandings can usually be avoided by conduct that makes clear that the Company conducts business on an ethical basis and will not seek or grant special considerations.

Gifts, entertainment, hospitality and the like can amount to bribes depending on the specific facts and circumstances involved. Also, special rules apply when dealing with government employees and officials. Therefore, the prohibitions described in the section of this Code entitled “Responsibility to Government and the Law—Anticorruption Laws” applies to gifts, entertainment and provisions of hospitality.

If you are not sure whether a specific gift, entertainment or hospitality is permissible, or if the proposed recipient is a public official, before doing anything contact our General Counsel.

Corporate Opportunities

Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Therefore, employees are prohibited from taking for themselves personally opportunities that properly belong to the Company or from using Company property for personal gain.

For example:

1)	You learn about an opportunity for AVITA, you are expected to share it with AVITA, rather than taking personal advantage of the opportunity for yourself.

2)	You should not use Company property, information, or your position with the Company to benefit yourself, financially or in any other way.

3)	Do not get involved with or start an outside business that competes with AVITA while you are still an employee of AVITA.

If an employee would like to pursue an opportunity that they learned about while working at AVITA, the employee must first bring that opportunity to the Company for consideration. The employee may proceed only after receiving written approval from the General Counsel.

Responsibility to Others

Customers

Each employee has important responsibilities to the Company’s customers. While some employees are closer to customers than others, every employee should think in terms of how the Company’s customers feel about how it conducts business, and you should act accordingly. Customers depend on you to be true to your word. Nothing undermines the Company’s reputation faster than misrepresenting itself. Simply put, those who do business with the Company deserve honest, accurate and clear communication. They also deserve and need to know that the Company keeps its promises. Equally, customers and suppliers need to be aware of the Company’s standards and expectations regarding ethics and business integrity, and should be encouraged to help uphold them.

Communities

The Company is privileged to do business in many communities around the country, and must act responsibly in those communities. This means conducting operations with professional care.

Fair Dealing

The Company is committed to dealing fairly with its customers, suppliers, competitors and employees. No employee may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, fraud or other unfair dealing practice. The Company will compete for business aggressively and honestly. You must not make false or misleading claims about the Company’s products or services, nor should you do so about the products and services of the Company’s competitors.

The Company believes in doing business with those who embrace and demonstrate high standards of business conduct. The Company will not look favorably on customers or suppliers that have a history of violating the law, including environmental, employment or safety laws. Those that knowingly seek to have Company employees violate this Code will be subject to appropriate sanctions, including the possible cancellation of all current and future business.

Purchasing Practices

The Company’s policy is to purchase all goods and services on the basis of price, quality, availability, terms and service, and in accordance with management’s authorization. All purchasing decisions will be based on the value realized by the Company and in alignment with its business standards and goals. Agreements should be written and set forth expectations for all parties.

Responsibility to Government and the Law

Compliance with Applicable Laws and Regulations

While the Company is involved in highly competitive business activities and hence must compete vigorously for market share and the maximization of profits, the Company must also do so in compliance with all laws and regulations applicable to its activities. No employee may at any time take any action on behalf of the Company that he or she knows, or has reason to suspect, violates any applicable law or regulation. Although this Code and other Company policies and procedures may not address a specific law, regulation or compliance situation, ignorance is not an acceptable excuse for non-compliance. The Company’s strict compliance policy extends, therefore, not just to those areas set forth below and elsewhere in this Code, but also to all other applicable laws and regulations. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this Code. You may report such violations by following the compliance procedures contained in the section of this Code entitled “Obtaining Help and Reporting Illegal or Unethical Behavior.” If you have any hesitation or question about the legality of a situation, you must contact our General Counsel immediately for further guidance.

Antitrust and Fair Competition

Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. It is the Company’s policy and the responsibility of each employee to comply with the federal and state antitrust laws. Employees must avoid price fixing, customer and market allocations, bid rigging and other arrangements with competitors that are unlawful per se, and they may never exchange sensitive business information with competitors. Unless the information is publicly available, employees should avoid discussing the following subjects with any competitor: prices, terms or conditions of sale; credit terms, discounts, profits, profit margins or costs; shares of the market; distribution practices; bids on contracts or jobs; sales territories; selections, rejections or terminations of customers; or any other matters where an agreement with a competitor would be inconsistent with the complete freedom of action of the Company in the conduct of its business. Representatives of the Company must never engage in competitive conduct that cannot be justified by sound business considerations wholly apart from its effect on any injured competitor. If you are unsure whether a contemplated action might violate any of the antitrust laws, you must review it with our General Counsel prior to implementation.

Tax Laws

It is the policy of the Company to obey local, state and federal tax laws. No employee should on behalf of the Company enter into any transaction that the employee knows or has reason to suspect would violate such laws.

Anti-Corruption Laws and Bribery

No employee may make any bribe, kickback or other improper payment on his or her own behalf or on behalf of the Company in connection with any of its business. This includes secret commissions (i.e. payments to influence a third party) and facilitation payments (i.e. payments to expedite or secure performance of a routine government action which a government official is already bound to perform).

Conducting business with governments is not the same as conducting business with private parties. What may be considered an acceptable practice in the private business sector may be improper or illegal when dealing with government officials. Improper or illegal payments to government officials are prohibited. “Government officials” includes employees of any government anywhere in the world, even low-ranking employees or employees of government-controlled entities, as well as political parties and candidates for political office. If you deal with such persons or entities, you should consult with our Chief Financial Officer or General Counsel to be sure that you understand these laws before providing anything of value to a government official.

If you are involved in transactions with foreign government officials, you must comply not only with the laws of the country with which you are involved but also with the U.S. Foreign Corrupt Practices Act. This act makes it illegal to pay, or promise to pay money or anything of value to any non-U.S. government official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

Acts of bribery and corruption may well result in persons being personally liable and exposed to criminal and civil liability.

This covers not only cash payments, but also provisions of anything else of value. See the section of this Code entitled “Gifts and Entertainment.”

Economic Sanctions and Boycotts

The United States, European Union member states and many other jurisdictions implement economic sanctions measures against foreign countries, individuals and entities for a variety of foreign policy and national security objectives. Some of these sanctions measures are comprehensive banning all trade with a country. Other sanctions programs are selective, prohibiting some, but not all activity with a particular country, such as import/export bans, restrictions on financial transactions, asset blocks, and sector-specific trade restrictions. Finally, some sanctions programs target persons or entities who have been designated as “fronts” for embargoed countries or who are believed to be engaged in activities of security or foreign policy concern, including terrorism, narcotics trafficking, weapons proliferation and destabilization activities.

Many countries and jurisdictions have also enacted countermeasures to block the application of unsanctioned foreign boycotts within their own jurisdictions or by their nationals. These measures generally prohibit nationals from refusing to do business with another country in furtherance of an unsanctioned foreign extraterritorial boycott program and may impose reporting requirements on certain demands and activities relating to the attempts to implement unsanctioned foreign extraterritorial boycotts.

All employees are expected to follow internal procedures applicable to economic sanctions and boycott-related matters.

Anti-Money Laundering and Terrorist Financing

Money laundering is the process by which criminal funds are moved through the financial system in order to hide all traces of their criminal origins such that the funds appear legitimate. Terrorist financing refers to the destination and use of funds that may come from legitimate or criminal sources, or a combination of the two. Laws in the United States and other jurisdictions criminalize money laundering and certain failures to report and detect financial crimes. In general, U.S. law and the laws of other jurisdictions prohibit knowing participation in any transaction involving the proceeds of illegal activity. All employees must fully comply with all applicable anti-money laundering and anti-terrorism laws.

Employees should be vigilant and exercise good judgment when dealing with unusual customer transactions. Alert your supervisor or our General Counsel to any situation that seems to you to be inappropriate or suspicious. Do not alert the customer to your suspicions, but ask whatever questions are necessary to understand the customer’s identity, source of funds and reasons for the transaction. Do not discuss your suspicions with third parties unless directed to do so by your supervisor after consultation with our General Counsel. If you have questions or concerns, contact your supervisor or our General Counsel.

Political and Charitable Activities

Political activities must be conducted on your own time and using your own resources. Political contributions by corporations in federal elections, whether by direct or indirect use of corporate funds or resources, are unlawful. While the limitations on political contributions by corporations in state elections vary from state to state, it is the Company’s policy not to make any political contributions in such elections except with the prior approval of our Chief Financial Officer. While individual participation in the political process and in campaign contributions is proper and is encouraged by the Company, an employee’s participation and involvement must be at their own time and expense unless state law requires otherwise. Similarly, an employee’s contribution must not be made, or even appear to be made, with the Company’s funds, or be reimbursed from the Company’s funds, nor should the selection of a candidate or of a party be, or seem to be, coerced by the Company. Company employees are prohibited from using their positions to induce, coerce or in any way influence any person (including subordinates) to contribute time or money to any political party, to the campaign of any candidate for office or to any charitable activity.

We realize how important it is to contribute to the communities in which we operate. We support many initiatives and programs that benefit our communities and encourage you to be charitable and volunteer your time to worthwhile endeavors. However, you should not engage in any charitable activities as a representative of the Company unless previously approved by our General Counsel.

Equal Employment Opportunity and Anti-Harassment

We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), sexual orientation, national origin, age, physical or mental disability, veteran status, or any characteristic protected by law. We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or our customers. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and Company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify the Vice President of Human Resources or our General Counsel immediately.

Not only do we forbid unlawful discrimination, we take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), sexual orientation, national origin, age, physical or mental disability, veteran status, or any characteristic protected by law.

The Human Resources Department has been assigned specific responsibilities for implementing and monitoring affirmative action and other equal opportunity programs. One of the tenants of this Code, however, is that all employees are accountable for promoting equal opportunity practices within the Company. We must do this not just because it is the law, but because it is the right thing to do.

We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential. If an investigation confirms harassment or discrimination has occurred, the Company will take corrective action against the offending individual, including such discipline up to and including immediate termination of employment, as appropriate.

Diversity

The Company is committed to establishing measurable objectives for achieving gender diversity and to reviewing, at least annually, the measurable objectives for achieving gender diversity in the composition of its Board, senior executives and workforce generally, and the Company’s progress in achieving them.

Where any such measurable objectives have been established by the Board, then the Board will disclose these measurable objectives and the Company’s progress towards achieving those objectives in its annual reporting.

The Company currently has several different policies in place to recognize and support gender diversity. This Code of Ethics and Business Conduct sets out the Company’s commitment to equal employment opportunities and anti-harassment in the workplace. The Company’s Equal Employment Opportunity Policy, which forms part of the Company’s Employee Handbook, also sets out the Company’s formal policies against unlawful discrimination and how grievances may be escalated and addressed.

The Company has established a Nominating and Governance Committee which is responsible for making recommendations to the Board relating to the appointment of Directors and the evaluation of the size, composition, function and duties of the Board (amongst other things). The Nominating and Governance Committee’s full responsibilities are set out in its Charter (which is available on the Company’s website), and include (i) reviewing candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate) based on the criteria approved by the Board); (ii) evaluating current Directors for re-nomination to the Board or re-appointment to any Board committee; (iii) periodically reviewing the composition of the Board and its committees in light of current challenges and the needs of the Board, the Company and each committee, and determining whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience; and (iv) considering any other factors that are set forth in applicable corporate governance guidelines or are deemed appropriate by the Nominating and Governance Committee or the Board.

Every employee within the Company’s corporate group is responsible for supporting employee diversity as well as supporting and maintaining the corporate culture, including the Company’s commitment to diversity in the workplace.

Health, Safety and the Environment

The Company is committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as Company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

You also have an obligation to carry out Company activities in ways that preserve and promote a clean, safe, and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

The consequences of failing to adhere to environmental laws and policies can be serious. The Company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any violations to your immediate supervisor or our General Counsel.

Obtaining Help and Reporting Illegal or Unethical Behavior

Questions

If you have questions about this Code or other Company policies, procedures or practices not specifically covered by this Code, you should talk to your immediate supervisor. If for any reason you are uncomfortable speaking with your immediate supervisor, please talk to another member of management. Don’t put it off. Time may be of the essence in avoiding a bigger problem. You can also seek advice and counsel from the General Counsel or other members of senior management of the Company. In addition, you may confidentially and anonymously report illegal or unethical behavior as set out below.

The Company’s General Counsel is Donna Shiroma and her e-mail address is dshiroma@avitamedical.com.

Reporting Illegal or Unethical Behavior

You should promptly report all actual or potential violations of this Code or other illegal or unethical behavior you observe related to the Company’s business to the Company’s General Counsel (c/o Avita Therapeutics, Inc., 28159 Avenue Stanford, Suite 220 Valencia, CA, 91355).

Employees should also review the Company’s Whistleblower Policy which provides additional guidance and contact information for reporting illegal or unethical behavior. You must comply with the Whistleblower Policy, which has been separately provided to you. You may obtain another copy of, and ask questions regarding, the Whistleblower Policy by contacting our General Counsel.

The Company encourages employees to work with their supervisors and other appropriate personnel when in doubt about the best course of action in a particular situation, and in reporting actual or potential illegal or unethical behavior. However, the Company recognizes that circumstances may arise in which employees would not feel comfortable bringing such concerns to the attention of their supervisors. Accordingly, you have the alternative means listed above for reporting your concerns.

Any employee who in good faith reports what he or she believes to be an actual or potential violation of this Code or other illegal or unethical behavior will not be subject to reprisal or retaliation as a result of making such a report. Even where reports are not made on an anonymous or confidential basis, the Company will endeavor to protect the confidentiality of the person making a report to the extent possible, consistent with law and Company policy and the requirements necessary to conduct an effective investigation. Allegations will be investigated by proper personnel and appropriate action taken. In order to facilitate implementation of this Code, employees have a duty to cooperate fully with the investigation process and to maintain the confidentiality of investigative information unless specifically authorized to disclose such information.

Supervisory Personnel

Supervisors have key roles in the administration of this Code and are expected to demonstrate their personal commitment to the Company’s standards of conduct and to manage their employees accordingly. Supervisors must immediately report to our General Counsel or Senior Internal Audit Executive any concerns reported by their employees to them regarding actual or potential violations of this Code or other illegal or unethical behavior.

Consequences of Violations

Employees will be held accountable for adherence to this Code. Failure to comply with any responsibilities established by this Code may result in disciplinary action and may also require restitution or reimbursement from the employee and referral of the matter to government authorities. Discipline may also be imposed for conduct that is considered unethical or improper even if the conduct is not specifically covered by this Code. The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. Discipline will vary depending on the circumstances and may include, alone or in combination, a letter of reprimand, demotion, suspension or even termination. Violations of this Code are not the only basis for disciplinary action. The Company has additional policies and procedures governing conduct.

As with all matters involving investigations of violations and discipline, principles of fairness and dignity will be applied. Any person charged with a violation of this Code will be given an opportunity to explain his or her actions before disciplinary action is taken.

Other Matters

Waivers for Officers and Directors

A waiver of any provision of this Code for the Company’s officers and directors must be approved by the Board of Directors and promptly will be disclosed as required by applicable law or regulation.

Periodic Review and Supplements

Change in laws and regulations that apply to the Company may require changes to this Code from time to time. Accordingly, the Company may adopt supplements and revisions to this Code from time to time without advance notice. These changes will become effective when they are adopted by the Board of Directors, and copies of them will be circulated as promptly as practicable to all recipients of this Code. Because all recipients must observe all requirements of applicable laws and regulations, failure to receive or review a copy of any supplement or revision will not be an acceptable excuse for a failure to comply with any applicable law or regulation.

The policies set forth in this Code supersede and replace any and all prior versions thereof.

Appendix A

Avita Therapeutics, Inc.

Personal Commitment, Acknowledgement and Disclosure Form

Business Relationship Disclosure

Do you or any member of your family have a business relationship with the Company either as a potential competitor, supplier or customer?

Yes ___ / No ___

If Yes, please describe the relationship.

Personal Commitment and Acknowledgement

I acknowledge that I have received and read the Company’s Code of Ethics and Business Conduct (the “Code”) and understand my obligations to comply with the Code. I understand that my agreement to comply with the Code does not constitute a contract of employment.

_________________________________.

Signature

_________________________________.

Printed Name

_________________________________.

Position

_________________________________.

Location

_________________________________.

Date

This signed and completed form must be returned to your supervisor within 30 days of receiving the Code.